Exhibit 99.2

CUSTOMER COMMUNICATION

Dear [CUSTOMER],

Today, Horizon Global announced that it has entered into a definitive merger agreement with First Brands Group, LLC (“First Brands”), a global automotive parts manufacturer that serves the worldwide automotive aftermarket, pursuant to which First Brands will acquire Horizon Global (the “Transaction”). We have included a link to the press release below announcing the Transaction earlier today.

As we move towards closing, planning will take place to assure that in every phase of this process, your needs are always met and we continue to deliver premium products and services. We believe this is an excellent outcome for Horizon Global’s customers, suppliers, shareholders and employees. By combining the talent and resources of both companies, we believe Horizon Global will be better positioned to deliver superior service and premium innovative products to our customers. We believe this represents a good opportunity for the long-term success of our business.

The Transaction is expected to be completed in the first quarter of 2023, subject to customary closing conditions. Until then, there are no changes to our relationship with you.

Please be assured that we are committed to keeping you informed as this process progresses. We will have more details to share closer to the time of closing and appreciate your patience during this period.

Thank you for your continued support and partnership.

Sincerely,

John Kennedy, Interim CEO and Board Chair

About Horizon Global

Headquartered in Plymouth, MI, Horizon Global is a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Europe and Africa. The Company serves automotive original equipment manufacturers, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company’s commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver premium products for our customers, engage with our employees and create value for our shareholders.

Horizon Global maintains a collection of regionally recognized brands in the towing and trailering industry, including: Draw-Tite, Reese, Westfalia, BULLDOG, Fulton and Tekonsha. Horizon Global has approximately 3,500 employees.

For more information, please visit www.horizonglobal.com.

About First Brands Group

First Brands Group™ is a global automotive parts company that develops, markets and sells premium products through a portfolio of market-leading brands including: Raybestos® complete brake solutions, Centric® Parts replacement brake components, FRAM® filtration products, Luber-finer® filtration products, TRICO® wiper blades, ANCO® wiper blades, Carter® fuel and water pumps, Autolite® spark plugs, StrongArm® lift supports, and StopTech® performance brakes. The First Brands Group™ portfolio of world-class brands offers best-in-class technology, industry-leading engineering capabilities and superior customer service.

For additional information, please visit https://firstbrandsgroup.com/.

Important Information About the Tender Offer

The tender offer for the outstanding shares of common stock and Series B Preferred Stock of Horizon Global referenced in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that First Brands Group and its subsidiary will file with the SEC. At the time the tender offer is commenced, First Brands Group and its subsidiary will file tender offer materials on Schedule TO, and, thereafter, Horizon Global will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HORIZON GLOBAL’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF HORIZON GLOBAL’S COMMON STOCK AND SERIES B PREFERRED STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all of Horizon Global’s stockholders at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by contacting First Brands Group, LLC. at 127 Public Square, Suite 5300, Cleveland, OH 44114 or (216) 302-2590 or by contacting Horizon Global at 47912 Halyard Drive, Suite 100, Plymouth, Michigan 48170 or (734) 656-3000. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Horizon Global files annual, quarterly and current reports and other information with the SEC.

Forward-Looking Statements

This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the ability of First Brands and Horizon Global to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement; statements about the expected timetable for completing the transaction; First Brand’s and Horizon Global’s beliefs and expectations and statements about the benefits sought to be achieved in the proposed acquisition of Horizon Global; the potential effects of the acquisition on both First Brands and Horizon Global; the possibility of any termination of the merger agreement; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition and liquidity, including, without limitation, supply chain and logistics issues and inflationary pressures; interest rate volatility; liabilities and restrictions imposed by the Company’s debt instruments, including the Company’s ability to comply with the applicable financial covenants related thereto or obtain any necessary amendments or waivers with respect to such financial covenants; market demand; competitive factors; supply constraints and shipping disruptions; material, logistics and energy costs, including the increased material costs resulting from the COVID-19 pandemic; inflation and deflation rates; the impact the conflict between Russia and Ukraine has on our business, financial condition or future results, including the duration and scope of such conflict, its impact on disruptions and inefficiencies in our supply chain and our ability to procure certain raw materials, as well as on our energy supply in Europe; technology factors; litigation; government and regulatory actions including the impact of any tariffs, quotas, or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions, including recessionary conditions and volatile interest rates; various conditions specific to the Company’s business and industry; the success of the Company’s action plan, including the actual amount of savings and timing thereof; the success of the Company’s business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company’s exposure to product liability claims from customers and end users, and the costs associated therewith; factors affecting the Company’s business that are outside of its control, including natural disasters and severe weather conditions (including those caused by climate change), global health pandemics, accidents and governmental actions; our ability to regain and remain in compliance with the New York Stock Exchange’s continued listing requirements; our ability to continue as a going concern; and other risks that are discussed in Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2021 and Part II, Item 1A, “Risk Factors” in the Company’s subsequent Quarterly Reports on Form 10-Q. The risks described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on forward-looking statements, which speak only as of the date of this release. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as otherwise required by law.